Exhibit 3.3

AMENDMENT ONE

TO

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF METROPCS, INC.

a Delaware Corporation

(Amending the Amended and Restated Certificate of Designations, Preferences

and Rights for Series D Convertible Preferred Stock of MetroPCS, Inc.)

(Pursuant to Sections 242 of the

Delaware General Corporation Law (“DGCL”))

The undersigned, Roger D. Linquist, hereby certifies that,

1. He is the duly elected and acting President and Secretary of this corporation.

2. The original Certificate of Incorporation of this corporation was filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 24, 1994 under the name of General Wireless, Inc. pursuant to the DGCL.

3. The directors and the stockholders of this corporation, in accordance with Sections 242 of the DGCL, have adopted and approved this Amendment One to Sixth Amended and Restated Certificate of Incorporation (the “Amendment One”).

4. Pursuant to the this Amendment One, the Sixth Amended and Restated Certificate of Incorporation of this corporation is hereby amended to amend certain provisions of the Amended and Restated Certificate of Designations, Preferences and Rights for Series D Convertible Preferred Stock (the “Certificate of Designations”) as follows:

A. Section 3(b) of the Certificate of Designations hereby is amended to delete the last sentence thereof and add language at the end of Section 3(b) as follows:

““Qualified Public Offering” shall have the meaning set forth in the Stockholders Agreement. Any references in the Certificate of Designations to “Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement dated as of July 17, 2000, as amended by Amendment No. 1 thereto dated as of November 13, 2000, and as further as amended by Amendment No. 2 thereto dated as of January 4, 2001, by and among the Company, the Class A Stockholders (consisting of Roger D. Linquist and C. Boyden Gray), the Class B Stockholders listed on Schedule 1 thereto, the Class C Stockholders listed on Schedule 2 thereto, the Series C Preferred Stockholders listed on Schedule 3 thereto, and the Series D Preferred Stockholders listed on Schedule 4 thereto, as the same may be further amended or supplemented from time to time. Any references in the Certificate of Designations to “Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of July 17, 2000, as amended by Amendment No. 1 thereto dated as of November 13, 2000, as further amended by Amendment No. 2

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RESTATED CERTIFICATE OF INCORPORATION – Page 1

thereto dated as of December 12, 2000, as further amended by Amendment No. 3 thereto dated as of December 19, 2000, and as further amended by Amendment No. 4 thereto dated as of January 4, 2001, by and among the Company, the Company’s Subsidiaries listed on Schedule 2 thereto and each of the Purchasers listed on Schedule 1 thereto, as the same may be further amended or supplemented from time to time.”

B. Section 3(c) of the Certificate of Designations hereby is amended and restated in its entirety to read as follows:

“(c) In the event that any shares of Series D Preferred Stock are converted, they shall be converted into the number of fully paid and non-assessable shares of Class C Common Stock obtained by dividing (i) the Liquidation Value (as defined in Section 6) plus accrued but unpaid dividends as of the date of conversion, by (ii) the Conversion Price for such Series D Preferred Stock. The Conversion Price for such Series D Preferred Stock, subject to adjustment from time to time as provided herein, initially shall be $281.99 per share. Assuming that the proposed 60-for-1 stock split with respect to the Company’s Class A, Class B and Class C Common Stock is consummated as approved by the Board of Directors of the Company on November 13, 2000, then in accordance with the terms hereof, the Conversion Price for the Series D Preferred Stock shall be adjusted to equal $4.70 per share.”

C. Section 6 of the Certificate of Designations hereby is amended and restated in its entirety to read as follows:

“Section 6. Preference upon Liquidation Event or Preferred Co-Sale Event.

(a) Liquidation Event. For purposes of this Section 6, a “Liquidation Event” shall mean a liquidation, dissolution or winding up of this Company that shall be deemed to be occasioned by, or to include (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, issuance of new securities or transfer of issued and outstanding securities) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the stock of the Company, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a sale or other disposition of assets that results in funds being available for distribution to stockholders which are in excess of those necessary or appropriate for the Company to conduct its business operations (including repayment of its outstanding liabilities) and execute its business plan, as determined by the Board of Directors, unless, in any event, within 30 days after delivery of written notice of any such transaction by the Company to the holders of the Series D Preferred Stock, the holders of 66 2/3% of the shares of the Series D Preferred Stock then outstanding provide the Company with written notice that such transaction shall not be deemed a “Liquidation Event” for purposes of this Section 6. With respect to a Liquidation Event, the Company shall give each holder of the Series D Preferred Stock written notice of any such transaction constituting a Liquidation Event no less than 30 days prior to the occurrence thereof.

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(b) Liquidation Preference (including Participation Rights). The “Liquidation Value” of the Series D Preferred Stock shall be $100 per share. The “Series D Liquidation Preference” for each share of Series D Preferred Stock shall equal the sum of (1) the Liquidation Value, plus (2) the greater of (i) the amount of all accrued and unpaid dividends and distributions thereon, and (ii) the amount that would have been paid in respect of each share of Series D Preferred Stock had such share been converted into Class C Common Stock immediately prior to either the Liquidation Event or the Preferred Co-Sale Event, as applicable, at the then current conversion price. Upon any Liquidation Event, no distributions shall be made to any holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, all of the holders of shares of Series D Preferred Stock shall have received payment in full of the aggregate Series D Liquidation Preference.

(c) Ratable Distributions. Upon a Liquidation Event, and in the event there are not sufficient assets available to permit payment in full of the Series D Liquidation Preference, then all of the assets available for distribution shall be distributed ratably to the holders of Series D Preferred Stock in proportion to the amount that would be paid to such holders if such assets were sufficient to permit payment in full.

(d) Preferred Co-Sale Event. For purposes of this Section 6, and for a two year period following the date on which this Amendment One has been filed with Secretary of State of the State of Delaware, a “Preferred Co-Sale Event” shall mean a sale of stock of the Company during such two year period that results in the transfer of one percent (1%) or more, but less than fifty percent (50%), of the outstanding voting power of the stock of the Company ; provided, however, that a “Preferred Co-Sale Event” shall not include any transfers of voting stock to a “Permitted Transferee” pursuant to and as defined in Section 4.1 (b), (c) and (d) of the Stockholders Agreement or any transfers of voting stock to comply with the applicable FCC regulations pursuant to Section 4.2 of the Stockholders Agreement; and provided, further that a transfer that would otherwise involve a Preferred Co-Sale Event shall be subject to the “Rights of First Refusal” (as defined and described in Section 4.3 of the Stockholders Agreement). If a prospective Preferred Co-Sale Event occurs or may occur during the applicable two-year period, then at least thirty (30) days prior to the proposed transfer, any Stockholders that seek to transfer any shares of voting stock of the Company owned by such Stockholders (each, a “Selling Stockholder”) shall deliver written notice of such Stockholders’ proposal to transfer such voting stock (a “Notice of Intention”), accompanied by a copy of the agreement relating to such transfer with any person, including such person’s identity, the purchase price and all material terms (the “Sale Proposal”), to each of the Series D Preferred Stockholders, setting forth (x) such Selling Stockholders’ agreement to make such transfer (the consideration for which shall be limited to proceeds in the form of cash and/or securities), (y) the number and class of voting security of the Company agreed to be transferred (the “Offered Securities”), and (z) the price at which such Selling Stockholders have agreed to (or are willing to) transfer the Offered Securities (the “Proposed Sales Price”) and other terms applicable thereto.

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For purposes of this Section 6, and with respect to the valuation of securities that will be paid as all or part of the sales proceeds for the transfer of voting stock pursuant to a Preferred Co-Sale Event, the value of such securities as of a particular date shall be determined as follows: (i) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) day period ending three (3) days prior to such date; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) day period ending three (3) days prior to such date; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company. If the Company incurs any expenses in connection with such determination, such expenses shall be paid by the Selling Stockholders in proportion to the number of shares of voting stock that each such Selling Stockholder proposes to sell.

Notwithstanding Section 4.4 of the Stockholders Agreement, in the event that a Preferred Co-Sale Event occurs and with respect to any or all Offered Securities for which the Rights of First Refusal is not being exercised (the “Co-Sale Stock”), then any Selling Stockholder that wishes to sell all or a portion of its shares of Co-Sale Stock may transfer such available Offered Securities only pursuant to and in accordance with the following provisions of this Section 6(d) of the Certificate of Designations.

Each of the Series D Preferred Stockholders shall have the right to participate in the sale of the applicable Offered Securities on the terms and conditions herein stated (the “Preferred Co-Sale Option”), which right shall be exercisable upon written notice (the “Acceptance Notice”) to the Selling Stockholders within ten (10) days after the Selling Stockholders deliver the Notice of Intention to the Series D Preferred Stockholders. The Acceptance Notice shall indicate the maximum number of shares of Series D Preferred Stock that such Series D Preferred Stockholders (each, a “Co-Sale Stockholder”) wishes to sell (including the number of shares it would sell if one or more other Co-Sale Stockholders do not elect to participate in the sale) on the terms and conditions stated in the Notice of Intention.

Each Co-Sale Stockholder shall have the right to exercise its Preferred Co-Sale Option and sell a portion of its shares of Series D Preferred Stock to be determined by such Co-Sale Stockholder, which portion may not exceed the product obtained by multiplying (X) the number of Co-Sale Stock that were proposed to be sold by the Selling Stockholder, by (Y) a fraction, (N) the numerator of which is the total number of shares of Common Stock (on an as converted basis) that all shares of the Series D Preferred Stock held by such Co-Sale Stockholder are convertible into on the date of the Acceptance Notice (as determined in accordance with Section 1.2 of the Stockholders Agreement) and (D) the denominator of which is the total number of shares of Common Stock (on an as converted basis) then held as of the date of such Acceptance Notice by the Selling Stockholder, plus the total number of shares of Common Stock (on an as converted basis) that all shares of the Series D Preferred Stock held by all of the Co-Sale Stockholders desiring to participate are convertible into on the date of the Acceptance Notice (as determined in accordance with Section 1.2 of the Stockholders Agreement). To the

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extent that one or more Co-Sale Stockholders elect to not exercise their Preferred Co-Sale Option, then the rights of the other Co-Sale Stockholders (who exercise their Preferred Co-Sale Option) to sell shares pursuant to their Preferred Co-Sale Option shall be increased proportionately by the full amount of shares which the non-electing Co-Sale Stockholders were entitled to sell pursuant to this Section 6(d). Within ten (10) days after the date by which the Co-Sale Stockholders were first required to notify the Selling Stockholders of their intent to exercise their Preferred Co-Sale Option, the Selling Stockholder shall notify each participating Co-Sale Stockholder of the number of shares of Co-Sale Stock held by such Co-Sale Stockholder that will be included in the sale and the date on which such sale will be consummated pursuant to this Section 6(d).

Each of the Co-Sale Stockholders participating in a sale under this Section 6(d) may effect its participation in such sale hereunder by delivery to the proposed transferee, or to the Selling Stockholders for delivery to the proposed transferee, of one or more instruments or certificates, properly endorsed for transfer, representing the shares of Series D Preferred Stock it elects to sell therein, provided that no Co-Sale Stockholder shall be required to make any representations or warranties or provide any indemnities in connection therewith other than with respect to its ownership of the shares of Series D Preferred Stock being conveyed. At the time of consummation of the Preferred Co-Sale Event, the proposed transferee shall remit directly to each such Co-Sale Stockholder that portion of the sale proceeds equal to the greater of: (i) the aggregate of the Series D Liquidation Preference for the shares of Series D Preferred Stock being sold by such Co-Sale Stockholder, as calculated with respect to the total sales proceeds for all Co-Sale Stock being sold in connection with such Preferred Co-Sale Event, or (ii) the aggregate of the purchase price per share (on an as converted to Common Stock basis) for the shares of Series D Preferred Stock being sold by such Co-Sale Stockholder.

In the event that the sale is not consummated pursuant to this Section 6(d) or the proposed transferee fails to timely remit to each Co-Sale Stockholder its portion of the sale proceeds, then such sale shall be deemed to be void, and any transfers of shares of voting stock pursuant to such sale shall be deemed to be in violation of the provisions of the Certificate of Designations and the Stockholders Agreement, unless the Selling Stockholder once again complies with the provisions of this Section 6(d) with respect to such Offered Securities.”

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IN WITNESS WHEREOF, as of this 18th day of January, 2001, this AMENDMENT ONE TO SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION has been executed by the President of this corporation and attested by its Secretary .

METROPCS, INC.,

By: /s/ Roger D. Linquist
Name: Roger D. Linquist
Title: President and Chief Executive Officer

Attest: /s/ Roger D. Linquist
Roger D. Linquist
Secretary

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RESTATED CERTIFICATE OF INCORPORATION – Signature Page